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                               PURCHASE AGREEMENT

AGREEMENT made this _____ day of _______________  1993, between SECURITY BENEFIT
LIFE  INSURANCE  COMPANY  ("SBL")  and  SBL  Fund  (the  "Fund"),   both  Kansas
corporations with principal offices at 700 Harrison Street, Topeka, Kansas:

                                   WITNESSETH:

WHEREAS, the Fund is an open-end diversified, management investment company registered under the Investment Company Act of 1940 which sells its shares solely to SBL Variable Annuity and Variable Life separate accounts, and is able and desirous of making shares of the Fund available to SBL as hereinafter provided; and

WHEREAS, SBL desires to arrange for the acquisition of shares of the Fund as required to meet the terms of Variable Life Insurance Policies with assets in the Varilife separate account ("Varilife"), a separate account established by SBL under K.S.A. 40-436 and 40-437, and a unit investment trust as defined in the Investment Company Act of 1940, of which SBL is a sponsor; and

WHEREAS SBL will act as the Custodian of the assets of Varilife;

NOW, THEREFORE, in consideration of the mutual agreements made therein, SBL and the Fund agree as follows:

1. The Fund agrees to sell to SBL on behalf of Varilife, upon demand and at the net asset value in effect at the time of sale (as determined in accordance with the Fund prospectus), a sufficient number of shares of the Fund to meet the requirements of all such Variable Life Insurance Policies sold or issued with assets in Varilife. No fee or commission shall be paid to the Fund, SBL or any other person or entity in connection with the sale of shares of the Fund to SBL on behalf of Varilife.

2. The Fund agrees to redeem shares of the Fund held by SBL on behalf of Varilife, upon demand and at the net asset value in effect at the time the shares are tendered for redemption (as determined in accordance with the Fund prospectus) to meet the requirements of Variable Life Insurance Policies sold or issued with assets in Varilife.

3. SBL agrees that it will cause Varilife to be registered under the Investment Company Act of 1940 as a unit investment trust and will cause all the Variable Insurance Policies offered to the public thereunder to be registered under the Securities Act of 1933. SBL agrees further that it will cause such Variable Life Insurance Policies to be filed with the Insurance Departments of the various states of jurisdictions in which they are to be offered and will also cause Variable Life Insurance Policies to be registered or qualified under the Blue Sky Laws of the various states or jurisdictions which, in the opinion of its counsel, require such a registration or qualification, and it will otherwise comply to the best of its ability with the laws of the Federal Government, the states or other jurisdictions and regulations issued thereunder insofar as they may be applicable to the sale and distribution of the Variable Life Insurance Policies so as to permit the continued sale and distribution thereof.

4.  The Fund agrees that it will:

    (a) comply to the best of its ability with the Securities Act of 1933, the Securities Act of 1934, and the Investment Company Act of 1940, and the regulations pertaining to said Acts and the Blue Sky Laws of such states or jurisdictions and regulations thereunder as, in the opinion of its counsel, may be applicable to the offering of shares of the Fund, so as to maintain the registration of the shares of the Fund thereunder and permit the continued sale thereof; and

    (b) make available to SBL information or material in its possession that may be necessary for the registration or qualification of the Variable Life Insurance Policies for sale under the laws of any of the various states or jurisdictions in which such Variable Policies are being sold.

    (c) supply and deliver to SBL a sufficient number of copies, together with the necessary envelopes, of any and all notices, reports, proxies, statements and any other material except prospectuses, which will be sent from time to time to the holders of shares of the Fund so as to provide a single copy, together with the necessary envelope, to each holder of a Variable Life Insurance Policy, and

    (d) furnish to SBL exact copies of the prospectus and Statement of Additional Information of the Fund promptly, in such quantities as SBL may require from time to time in the sale of Variable Life Insurance Policies, after the same shall be filed and become available for use under the Securities Act of 1933. When prospectuses and Statements of Additional Information are so furnished in connection with the sale of Variable Life Insurance Policies, the Fund may charge SBL the printing cost applicable thereto.

5. The obligation of the Fund to sell its shares under this agreement for the purpose of satisfying the requirement of the Variable Insurance Policies from time to time is subject, at the time of such sale, to the condition that:

    (a) The unit investments trust (Varilife) is duly registered under the Investment Company Act of 1940;

    (b) Shares of the Fund are duly registered under the Securities Act of 1933, and no stop order or injunction, law, rule or regulation prohibits the sale or issuance of the shares of the Fund;

    (c) The sale of Variable Life Insurance Policies by SBL is not in violation of any Federal or State law relating to the registration or sale thereof;

    (d) Variable Life Insurance Policies will be offered by SBL through broker/dealers (including Security Distributors, Inc.) who are registered under the Securities Exchange Act of 1934 and who are members in good standing of the National Association of Securities Dealers, Inc. and other eligible financial institutions.

6. This agreement shall continue from year to year but may be terminated by either party on ninety (90) days notice.

7. This agreement shall be construed in accordance with the laws of the State of Kansas and is binding upon the parties hereto and their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and attested, all as of the day and year above written.

ATTEST:                                    SECURITY BENEFIT LIFE
                                           INSURANCE COMPANY

____________________________    By  ____________________________________________
Roger K. Viola, Secretary           Gary L. Eisenbarth, Executive Vice President

ATTEST:                                      SBL FUND

____________________________    By  ____________________________________________
Amy J. Lee, Secretary               Michael J. Provines, President